Exhibit 10.2

Execution Version

SECOND AMENDMENT

TO

MASTER AGREEMENT AND LEASE AGREEMENT

This Second Amendment (“Amendment”) to Master Agreement and Lease Agreement between Minera William S.A. de C.V. (hereinafter “William”) and Minera Hecla, S.A. de C.V. (hereinafter “Hecla”) is entered into and effective the 2nd day of August, 2017.

W I T N E S S E T H

WHEREAS, the parties entered into a Master Agreement and Lease Agreement dated July 15, 2015 (the “Original Agreement”), as amended July 1, 2016 (the “the First Amendment” and together with the Original Agreement, the “Existing Agreement”);

WHEREAS, in consideration of the obligations set forth in that certain Option Agreement dated as of the date hereof (the “Option Agreement”), the parties desire to amend certain portions of the Existing Agreement;

NOW THEREFORE, in consideration of the Option Agreement, new business and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

PART I
DEFINITIONS

SUBPART 1.1  Certain Definitions.  Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Amendment” is defined in the preamble.

“Existing Agreement” is defined in the recitals.

“First Amendment” is defined in the recitals.

“Hecla” is defined in the preamble.

“Option Agreement” is defined in the recitals.

“Original Agreement” is defined in the recitals.

“William” is defined in the preamble.

SUBPART 1.2  Other Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Agreement.

PART II
AMENDMENTS TO EXISTING AGREEMENT

Effective on the date first written above, the Existing Agreement is hereby amended in accordance with this Part II.  Except as so amended, the Existing Agreement shall continue in full force and effect.

SUBPART 2.1  Amendments.

(a)                                 Section 4 — Term shall be amended as follows:

A new paragraph shall be added to the end of this Section as follows:

Hecla shall have the right to extend the Lease Term from January 1, 2019 to December 31, 2020 (the “Additional Term #3”), by providing William written notice by no later than October 3, 2018. During the Additional Term #3, Hecla shall retain the exclusive use of the Leased Premises, on the same terms and conditions set forth in this Agreement.

(b)                                 Section 9 — Tailings Facility shall be amended as follows:

The third paragraph of this Section is deleted in its entirety and replaced with the following:

Hecla agrees that it shall either (i) leave unused and available for William’s use at the end of the Lease Term not less than 80,000 cubic meters of tailings capacity in the current or future expansion to the Tailings Storage Facility or (ii) complete at Hecla’s cost prior to the end of the Lease Term another mutually acceptable tailings facility expansion which at the end of the Lease Term will leave for William’s use not less than 80,000 cubic meters of unused tailings capacity.

(c)                                  Section 14 — Termination shall be amended as follows:

Subsection d) is deleted in its entirety and replaced with the following:

d)                                     During Additional Term #2, Hecla shall have the right to terminate this Agreement for any or no reason upon sixty (60) calendar days written notice to William. During Additional Term #3, Hecla shall have the right to terminate this Agreement for any or no reason upon one hundred twenty (120) calendar days written notice to William (“Term #3 Termination for Convenience”).

A new Subsection e) shall be added as follows:

e)                                      In the event of a Term #3 Termination for Convenience, Hecla shall have a right of first refusal (the “ROFR”) to use the Leased Premises for the balance of Additional Term #3 subject to the terms of this Agreement. During the period between a Term #3 Termination for Convenience and the end of Additional Term #3, if William or any of its affiliates desires to utilize the Leased Premises for its own bona fide purposes, or desires to enter into an arrangement with a third party to allow the use of the Leased Premises, William shall deliver written notice to Hecla.  Within ten (10) days after delivery of such notice, Hecla shall have a one-time right to elect to use the Leased Premises through the balance of Additional Term #3 on the same terms as are set forth in this Agreement.  If Hecla exercises its ROFR, Hecla shall retain the exclusive use of the Leased Premises, on the same terms and conditions set forth in this Agreement, through the balance of Additional Term #3.  If Hecla does not exercise its ROFR, the ROFR shall terminate.

(d)                                 Section 22 — Non-Solicitation. A new Section 22 shall be added to the Existing Agreement as follows:

During the Lease Term and for twelve (12) months after the termination of this Agreement, neither Hecla nor William nor any of their affiliates, shall directly or indirectly: (A) recruit or solicit for employment or engagement any employee or other individual who is or has been employed or engaged by the other party or any of their affiliates with respect to the management or operation of the Leased Premises, or (B) hire or retain any person described in clause (A) of this sentence or otherwise cause any such person to change his or her relationship with the other party or any of their affiliates. Notwithstanding the foregoing, nothing in this paragraph shall prevent Hecla or William or any of their affiliates from conducting general solicitations for employment not directed at any particular employee of the other party or any of their affiliates or hiring any person who responds to such general solicitations or initiates discussions regarding employment or engagement with the other party or any of their affiliates.

PART III

MISCELLANEOUS

SUBPART 3.1Option Agreement.  For the avoidance of doubt, if Hecla Mining Company does not comply with the obligations set forth in Section 2(b)(i) of the Option Agreement (regarding the requirement to purchase shares of Golden Minerals Company), this Amendment shall become null and void; provided, however, if either William or Golden Minerals Company breaches the Option Agreement, then this Amendment shall continue in full force and effect.

SUBPART 3.2Counterparts.  This Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  Delivery of executed counterparts of this Amendment by telecopy or other electronic transmission shall be effective as an original.

SUBPART 3.3  Full Force and Effect; Limited Amendment.  Except as expressly amended or waived hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Agreement, including without limitation, the lease payment terms set forth in Section 6 of the Existing Agreement (including the minimum processing requirements and payments set forth in the last paragraph of Exhibit D of the Original Agreement), shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.  The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Agreement.

SUBPART 3.4  Governing Law. This Amendment AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING UNDER OR RELATED TO THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.  Each party hereto hereby irrevocably submits for purposes of any action arising from this Amendment to the jurisdiction of the federal or state courts of located in Denver, Colorado.

SUBPART 3.5  Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

* * * * *

IN WITNESS WHEREOF, the parties hereto have signed and accepted the terms and conditions of this Second Amendment to Master Agreement and Lease Agreement.

MINERA HECLA, S.A. DE C.V.			MINERA WILLIAM S.A. DE C.V.

By:	/s/ Carlos Agular	/s/ Lawrence Radford	By:	/s/ Warren M. Rehn

Print Name:	Carlos Agular	Lawrence Radford	Print Name:	Warren M. Rehn

Title:	VP & GM	SR VP Operations	Title:	President

Date:	8/1/2017	8/1/2017	Date:	August 2, 2017